Exhibit 99.1

FOR IMMEDIATE RELEASE

August 20, 2008

MICRONETICS ANNOUNCES THE PROMOTION OF KEVIN BEALS TO PRESIDENT AND THE APPOINTMENT OF A CFO

Hudson, NH – August 20, 2008 – Micronetics, Inc. (NASDAQ:NOIZ) announced today that Kevin Beals has been promoted to President and Carl Lueders has been appointed CFO.

Since 2006, Mr. Beals has served as Vice President of New Business Development at Micronetics. Prior to his joining Micronetics, he served as District Sales Manager at M/A-COM, Inc. During his 15 years at M/A-COM, he managed several strategic accounts with large, multinational, defense electronics companies, and secured major programs such as Collision Avoidance Radar, WolfPack, F-22, JSF, JTRS and RFID. Mr. Beals holds a Bachelor of Science Degree in Electrical Engineering from the University of Massachusetts where he graduated with distinction.

David Robbins, CEO of Micronetics, stated, “Over the past 18 months, since Kevin joined Micronetics, he has used his 25 years of design, business development, and strategic sales experience to develop high-level engagements with targeted customers. These efforts have resulted in development contract wins, which we expect will drive long-term organic growth for Micronetics.”

Mr. Lueders is a seasoned finance executive who brings over 30 years of experience in finance, operations, short and long term planning, forecasting, valuation, and SEC reporting and controls.

Mr. Lueders spent 22 years at Polaroid Corporation, a $2 billion distributor of instant, photographic products. During his last six years at Polaroid, Mr. Lueders served as Chief Financial Officer, Treasurer and Vice-President and Controller. While at Polaroid he also held a variety of planning and analysis and business unit controller positions.

Most recently, Mr. Leuders was Chief Financial Officer of Pro-Pharmaceuticals, Inc. an early stage public biotech company. Mr. Lueders is a CPA and received his MBA from Babson College and BA in Economics from the University of Massachusetts at Amherst.

David Robbins, CEO of Micronetics, stated, “Carl is joining our organization as an independent contractor. We believe he will provide valuable financial guidance in the development and execution of our strategy.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat Avionics, Airspan, Anaren Microwave, BAE Systems, Boeing, Comtech, EADS, EDO/Benchmark, General Dynamics, ITT Electronic Warfare Systems, L-3 Communications, Lockheed Martin, Nextwave/Jabil Circuit, Northrop Grumman, Pegasus GSS, Qualcomm, Raytheon, Teradyne, Tektronix and Thales. Additional information can be found on our website at http://www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2008 as well as its other filings with the Securities and Exchange Commission.

Contacts

David Robbins, CEO

Micronetics, Inc.

(603) 546-4131

Kevin Beals, President

Micronetics, Inc.

(603) 546-4102